FLORIDA SERIES

Supplemental Proxy Information (Unaudited)

A meeting of the Fund's shareholders was held on July 17, 2003.
The meeting was held for the following
purposes:

(1) To approve the election of ten (10) trustees to the Board of Trustees, as follows:

o David E.A. Carson
o Robert E. La Blanc
o Robert F. Gunia
o Douglas H. McCorkindale
o Stephen P. Munn
o Richard A. Redeker
o Judy A. Rice
o Robin B. Smith
o Stephen Stoneburn
o Clay T. Whitehead

(2) To approve a proposal to permit the manager to enter into, or make material changes to, subadvisory agreements without shareholder approval.

(3) To permit an amendment to the management contract between PI and the Fund.

(4b) To approve changes to fundamental investment restrictions and policies, relating to: issuing senior securities, borrowing money or pledging assets.

(4c) To approve changes to fundamental investment restrictions and policies, relating to: buying and selling real estate.

(4d) To approve changes to fundamental investment restrictions and policies, relating to: buying and selling commodities and commodity contracts.

(4f) To approve changes to fundamental investment restrictions and policies, relating to: making loans.

(4g) To approve changes to fundamental investment restrictions and policies, relating to: other investment restrictions, including investing in securities of other investment companies.

The results of the proxy solicitation on the preceding matters were:

Matter	Votes For	Votes Against	Votes Withheld	Abstentions
(1)
David E.A. Carson	4,728,785	--	156,442	--
Robert E. La Blanc	4,718,923	--	166,304	--
Robert F. Gunia	4,739,960	--	145,267	--
Douglas H.
McCorkindale	4,732,806	--	152,421	--
Stephen P. Munn	4,736,098	--	149,129	--
Richard A. Redeker	4,739,960	--	145,267	--
Judy A. Rice	4,735,939	--	149,288	--
Robin B. Smith	4,732,228	--	152,999	--
Stephen Stoneburn	4,739,960	--	145,267	--
Clay T. Whitehead	4,732,806	--	152,421	--

(2)
Permit the manager
to enter into, or
make material changes
to, Subadvisory
Agreements without
shareholder
approval.	3,663,573	360,958	--	155,200

(3)
Permit an Amendment
to the Management
Contract between
PI and the Company.	4,416,263	315,503	--	153,461

(4b)
Issuing Senior
Securities,
Borrowing Money
or Pledging Assets	3,702,895	318,423	--	158,413

(4c)
Buying and Selling
Real Estate	3,716,126	305,854	--	157,751

(4d)
Buying and Selling
Commodities and
Commodity Contracts	3,709,500	316,180	--	154,051

(4f)
Making Loans	3,702,634	326,337	--	151,360

(4g)
Other Investment
Restrictions	3,728,922	293,395	--	157,414

One or more matters in addition to the above referenced proposals were submitted for shareholder approval, and the shareholder meeting relating to those matters was adjourned until August 21, 2003, and a date following the close of the reporting period.